EXHIBIT 10.17

[*]         Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Assignment and Assumption Agreement

This Assignment and Assumption Agreement (the “Agreement”) is dated as of November 6, 2012 by and between ACTAVIS SOUTH ATLANTIC LLC, a Delaware limited liability company (“Assignor”), and PAR PHARMACEUTICAL INC., a Delaware corporation (“Assignee”).  This Agreement is subject to, contingent upon, and shall become effective on the date (the “Effective Date”) on which the transactions contemplated in connection with the closing of the Acquisition (as defined below) are consummated.

WHEREAS, on November 12, 2003 Corium International Inc., a Delaware corporation (“Corium”) and Abrika LLC (the successor in interest to Assignor, “Abrika”) entered into a Development and License Agreement, amended by the First Amendment to the Development, Collaboration and License Agreement dated as of November 12, 2003, relating to the development and commercialization of transdermal patches containing fentanyl that would be marketed in the United States, and other countries (the “Development and Licensing Agreement”);

WHEREAS, on November 13, 2003, Corium and Abrika entered into a Manufacturing and Supply Agreement relating to the manufacture and supply of Product, that would be marketed in the United States, and other countries (the “Manufacturing Agreement”);

WHEREAS, on September 1, 2008, Corium and Assignor entered into a Quality Agreement relating to the manufacture and supply of Product, amended by those certain Addendums dated April 1, 2009, December 20, 2010 and January 5, 2012”, (the “Quality Agreement” and, together with the Manufacturing Agreement and the Development and Licensing Agreement, the “Agreements”);

WHEREAS, Watson Pharmaceuticals, Inc. (“Watson”) entered into an agreement to acquire the parent entity of Assignor (the “Acquisition”) and, as a condition to the US Federal Trade Commission’s (“FTC”) approval of the Acquisition, Watson and Assignor, pursuant to an asset purchase agreement and related agreements with Assignee

(the “Divestiture Agreement”)agreed to divest, and Assignee agreed to accept, Assignor’s interest in the United States, its territories, possessions and commonwealths (the “Territory”) with respect to Fentanyl Transdermal Reservoir Patches that were manufactured by Corium pursuant to the Agreements;

WHEREAS, Assignor desires to assign to Assignee all of its rights, title and interests in and to the Agreements in the Territory, and Assignee has agreed to assume all of Assignor’s rights, duties and obligations under the Agreements as listed on Schedule 1 attached hereto (the “Assigned Contracts”).

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Definitions. All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Purchase Agreement.

2.                                      Assignment and Assumption.  Effective on and after the Effective Date, Assignor hereby sells, assigns, grants, conveys and transfers to Assignee all of Assignor’s right, title and interest in and to the Assigned Contracts.  Assignor represents that the Assigned Contracts are all of the contracts between Assignor and Assignee with regard to the IP related to the manufacture and Supply of fentanyl products that are AB rated generic equivalents to the Ortho-McNeil product generally known as DURAGESIC (“Product”) (including both Fentanyl Transdermal Reservoir Patches and a [*]product which has been in development by Corium and Assignor). Assignee hereby accepts such assignment and assumes all of Assignor’s rights, licenses, duties and obligations under the Assigned Contracts and agrees to pay, perform and discharge, as and when due, all of the obligations of Assignor under the Assigned Contracts accruing on and after the Effective Date.

3.                                      Retained Liabilities and Claims.  Notwithstanding the terms of paragraph 2 above, Assignee will not assume or be liable for any liabilities arising in connection with the Assumed Contracts prior to the Effective Date or for any Product sold by Assignor prior to the Effective Date.  Assignor shall retain responsibility for any litigation or other claims against Assignor in connection with Product sold prior to the Effective Date, and shall likewise retain all rights and claims that it may have under or in connection with the Assigned Contracts or any other agreement relating to Product manufactured or sold prior to the Effective Date

4.                                      Terms of the Purchase Agreement. The terms of the Purchase Agreement, including, but not limited to, the representations, warranties, covenants, agreements and indemnities relating to the Assigned Contracts are incorporated herein by this reference.

*Confidential Treatment Requested.

The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

5.                                      Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

6.                                      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

7.                                      Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

ACTAVIS SOUTH ATLANTIC LLC

By	/s/ John W. LaRocca
Name: John W. LaRocca
Title: Secretary

PAR PHARMACEUTICAL INC.

By	/s/ Paul Campanelli
Name: Paul Campanelli
Title: CEO

THE ABOVE ASSIGNMENT IS HEREBY ACKNOWLEDGED AND CONSENTED TO:

CORIUM INTERNATIONAL INC.

By:	/s/ Peter D. Staple
Name: Peter D. Staple
Title: President & CEO

*Confidential Treatment Requested.

SCHEDULE 1

1.   Manufacturing and Supply Agreement for Fentanyl Transdermal, dated as of November 12, 2003 by and between Corium International Inc., a Delaware corporation and Abrika LLLP, a Florida limited liability limited partnership.

2.  Product Development, Collaboration and License Agreement dated as of May 11, 2002 by and between Corium International Inc., a Delaware corporation and Abrika LLLP, a Florida limited liability limited partnership, as amended by the First Amendment to the Development, Collaboration and License Agreement dated as of November 12, 2003.

3. Quality Assurance Agreement effective as of September 1, 2008 by and between Corium International, Inc., a Delaware corporation and Actavis South Atlantic LLC, a Delaware limited liability company, as amended by those certain Addendums dated April 1, 2009, December 20, 2010 and January 5, 2012.